FOR IMMEDIATE RELEASE	Contact:
Milt Alpern, CFO
Applix Inc.
508-475-2450
malpern@applix.com
APPLIX REPORTS SIGNIFICANT REVENUE GROWTH
FOR FIRST QUARTER 2006
— Company reaffirms full year revenue and profitability guidance —
WESTBOROUGH, Mass. — April 27, 2006 — Applix, Inc. (Nasdaq: APLX), a global provider of Business Performance Management (BPM) and Business Intelligence (BI) applications, today reported that revenue for the quarter ended March 31, 2006 was $8.99 million, an 18 percent increase over total revenue of $7.65 million in the first quarter of 2005. License revenue for the first quarter of 2006 was $4.43 million, a 28 percent increase over license revenue of $3.45 million for the same period a year ago.
Net income for the first quarter of 2006 was $97,000, or $0.01 per diluted share, compared to net income of $611,000, or $0.04 per diluted share, for the year ago period, reflecting the impact of the Company’s planned increased investments in sales, marketing and product development. Also included in 2006 first quarter net income are stock-based compensation charges primarily associated with the Company’s adoption on January 1, 2006 of Statement of Financial Accounting Standards No. 123(R), “Share-Based Payments,” of $495,000, or $0.03 per diluted share; in the 2005 period, these charges were $15,000.
Total operating expenses for the first quarter of 2006 were $7.93 million, compared to $5.97 million in the year ago quarter which, in addition to stock-based compensation charges, include higher planned spending for sales and marketing activities, along with added headcount in field operations and product development. Also in the first quarter 2006 expenses was approximately $197,000 in legal and consulting costs associated with the previously announced Securities and Exchange Commission investigation that was settled earlier this year; in the first quarter of 2005, the Company incurred approximately $80,000 in legal costs associated with the investigation. Additionally, as previously noted, cost of revenues and operating expenses in the first quarter of 2006 included $495,000 of stock-based compensation charges.
Milt Alpern, Chief Financial Officer of Applix, commented, “Our continued performance in growing top-line revenue and our significantly strengthened financial condition have enabled us to make planned, increased investments in our operations, from sales and marketing to product development, while still achieving profitability. Indeed, the opportunities we see ahead of us, even in advance of benefiting from these investments, give us the confidence to reaffirm our annual guidance for 2006.”
Additional First Quarter Financial Highlights
•	Cash and short-term investments totaled $28.02 million at 3/31/06, up from $24.94 million at 12/31/05 and $20.34 million at 3/31/05.

•	Gross margin for the first quarter of 2006 was 88.2%, up from 87.2% in the first quarter of 2005, and down slightly from 90.9% in the fourth quarter of 2005.

•	Days sales outstanding was 59 at 3/31/06, down from 65 at 12/31/05, and within the Company’s targeted 55-60 days.

•	Average license deal size for transactions over $20,000 was between $55,000 — $60,000, up from $45,000 — $50,000 in the first quarter of 2005.

•	Nine customers purchased more than $100,000 in software licenses in the first quarter of 2006, up from five in the first quarter of 2005.

•	The Company announced the settlement of the previously announced Securities and Exchange Commission investigation dating back to 2003 with no monetary penalties assessed against Applix.
David C. Mahoney, President and Chief Executive Officer of Applix, said, “We are very pleased with our results for the first quarter of this year, building upon the exceptionally strong end of what was a transformational year for us in 2005. As we stated in our outlook for 2006, we are finally in a position to make the incremental investments in our business needed to drive higher growth rates going forward. We expect the benefits of many of these investments to begin contributing to our results this year and more fully in 2007 and beyond, enabling us to continue producing growth in both total and license revenues well above the competitors in our space. We see our first quarter results, coupled with our continued top ranking in customer satisfaction surveys, as further proof that Applix’s applications are among the strongest and best performing solutions available in the marketplace today.”
First Quarter Business Highlights
•	Applix continued to build its customer base by adding 59 new customers, many of whom are already realizing measurable benefits of employing real-time analytics for forecasting, planning and consolidations through the TM1 application, including PriceSmart, Covenant Retirement Communities, The Princeton Review, Bertucci’s, Agrostar, Sisley, Jacques Vert Plc, Camille Bauer AG and Australian Nuclear Science and Technology.

•	Applix added two new partners in Europe: Gradient IQ in Ireland and SKYTEC AG in Germany.

•	Applix announced an OEM agreement with MarketStance to integrate the TM1 application with MarketStance’s demographic information and market data for insurance marketing and operational applications.

•	Applix announced proof of TM1 9.0’s high levels of speed via independent testing by Empirix Inc.

•	Applix also announced that TM1 had for the second year in a row achieved the highest rankings in customer satisfaction in the latest BPM Partners’ BPM Pulse survey, on a number of key metrics.

•	Applix also announced new features for SAP interoperability.
Mahoney added, “Our versatile and easily implemented software provides us greater opportunities for expanding our customer base beyond financial departments to entire organizations, where real-time analytics and instant “what-if” analysis provide compelling business advantages. This emerging market, called operational performance management, is one where we believe we have distinct competitive advantages, and we fully intend to exploit this opportunity. Our growing pipeline worldwide, especially in the larger deal sizes where we are competing against industry leaders, also demonstrates that we are developing higher visibility and greater traction for providing the solutions that customers need to optimize their business and also speaks to the strength of our worldwide field operations that we have been rebuilding over the past two years.”
Business and Financial Outlook for 2006
Applix is reaffirming the guidance it provided on February 2, 2006 for fiscal year 2006. The Company is targeting strong top-line revenue growth with total revenues of $41-44 million and license revenues of $22-23.5 million. Applix is targeting diluted earnings per share on an annual basis between $0.17-$0.27, based upon an estimated effective tax rate of 13% and an assumed weighted average number of diluted shares of 17,000,000. The Company’s forecast for annual earnings per share includes stock-based compensation charges related to stock options, which is estimated to be approximately $2 million, or $0.12 per diluted share, in 2006, but does not reflect the impact of foreign exchange, which cannot be predicted.
Investor Conference Call and Webcast
The senior management of Applix will host a conference call and Webcast to discuss the first quarter results tomorrow morning, Friday, April 28, 2006 at 8:30 am EDT. To access the call, please dial 1-866-314-4483, using the confirmation code 75018152. Internationally, the call may be accessed by dialing 1-617-213-8049, using the same confirmation code. To listen via live audio Webcast, please visit the Company’s website,

www.applix.com at least ten minutes prior to the start of the call. The Webcast will be available as a replay starting one hour after the call is completed at the same location.
About Applix
Applix (Nasdaq: APLX) is a global provider of Business Performance Management and Business Intelligence applications, based on Applix’s TM1. TM1 applications enable continuous strategic planning, management and monitoring of performance across the financial and operational functions within the enterprise. Applix is a founder of the BPM Standards Group (http://www.bpmstandardsgroup.org), and has been recognized by numerous industry analyst groups for its technical leadership and vision in the marketplace.
More than 2,200 customers worldwide use TM1 for its tight integration with Excel, real-time response, adaptability, and low total cost of ownership. Delivered by Applix and by a global network of partners, TM1-based applications help customers manage their business performance and respond to the marketplace in real time. Headquartered in Westborough, MA, Applix maintains offices in four countries in Europe, North America and the Pacific Rim. For more information about Applix, please visit www.applix.com.
Any statements in this press release about future expectations, plans and prospects for the Company, including any statements about projected operating results for 2006 and any other statements containing the words “believes,” “anticipates,” “plans,” “expects,” and similar expressions, constitute forward-looking statements. Forward-looking statements necessarily involve risks and uncertainties, and actual results could differ materially from those indicated by such forward-looking statements as a result of various important factors. Factors that could cause or contribute to such differences include without limitation, competitive pressures, changes in customer demands, adverse economic conditions, loss of key personnel, litigation, potential fluctuations in quarterly results, lengthy sales cycles, market acceptance of new or enhanced products and services, factors affecting spending by customers and other risks, uncertainties and factors including those described in the Company’s most recent Form 10-K under the heading “Risk Factors.” In addition, the forward-looking statements provided by the Company in this press release represent the Company’s views as of the date of this release. The Company anticipates that subsequent events and developments may cause the Company’s views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so, and these forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this release.
©2006 Applix, Inc. All rights reserved. Applix and TM1 are registered trademarks of Applix, Inc. All other trademarks and company names mentioned are the property of their respective owners.
# # #
Financial Tables Follow

Applix, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2006	2005
Revenues:
Software license	$4,427	$3,447
Professional services and maintenance	4,566	4,201

Total revenues	8,993	7,648
Cost of revenues:
Software license	44	23
Professional services and maintenance (includes $16 and $0 of stock-based compensation for 2006 and 2005, respectively)	1,016	958

Total cost of revenues	1,060	981
Gross margin	7,933	6,667
Operating expenses:
Sales and marketing (includes $168 and $0 of stock-based compensation for 2006 and 2005, respectively)	4,573	3,395
Product development (includes $120 and $0 of stock-based compensation for 2006 and 2005, respectively)	1,568	1,151
General and administrative (includes $191 and $15 of stock-based compensation for 2006 and 2005, respectively)	1,724	1,361
Amortization of an acquired intangible asset	63	63

Total operating expenses	7,928	5,970

Operating income	5	697

Non-operating income (expense):
Interest and other income (expense), net	126	(20)

Income before income taxes:	131	677
Provision for income taxes	12	46

Income from continuing operations	119	631

Loss from discontinued operations	(22)	(20)

Net income	$97	$611

Net income per share, basic and diluted:
Continuing operations, basic	$0.01	$0.04
Continuing operations, diluted	$0.01	$0.04
Discontinued operations, basic and diluted	($0.00)	($0.00)
Net income per share, basic	$0.01	$0.04
Net income per share, diluted	$0.01	$0.04
Weighted average number of shares outstanding:
Basic	15,024	14,456
Diluted	16,467	16,417

Applix, Inc.
Condensed Consolidated Balance Sheets
(in thousands, except share and par value amounts)

	March 31,	December 31,
	2006	2005
ASSETS
Current assets:
Cash and cash equivalents	$25,044	$20,740
Short-term investments	2,971	4,198
Accounts receivable, net	5,933	8,066
Other current assets	1,622	1,459

Total current assets	35,570	34,463
Restricted cash	400	500
Property and equipment, net	979	953
Intangible asset, net	250	312
Other assets	610	712
Goodwill	1,158	1,158

TOTAL ASSETS	$38,967	$38,098

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,070	$1,504
Accrued expenses	4,976	5,460
Accrued restructuring expenses, current portion	45	44
Deferred revenues	9,574	9,143

Total current liabilities	15,665	16,151
Accrued restructuring expenses, long term portion	176	186
Other long term liabilities	109	133

Total liabilities	15,950	16,470

Stockholders’ equity:
Preferred stock; $.01 par value; 1,000,000 shares authorized, none issued and outstanding	—	—
Common stock; $.0025 par value; 30,000,000 shares authorized; 15,102,934 and 14,923,894 shares issued and outstanding, respectively	38	37
Additional paid-in capital	58,298	57,178
Accumulated deficit	(33,838)	(33,935)
Accumulated other comprehensive loss	(1,481)	(1,652)

Total stockholders’ equity	23,017	21,628

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$38,967	$38,098